Exhibit 99.(l)(2)

PURCHASE AGREEMENT

Reserve Municipal Money-Market Trust, a business trust organized under the laws of the State of Massachusetts (the “Trust”), on behalf of its series, Arizona Municipal Money-Market Fund (the “Fund”), and Reserve Management Company, Inc. (“RMCI”) hereby agree as follows:

1.             The Trust offers RMCI and RMCI hereby purchases shares of beneficial interest of the Fund as follows: (i) ten thousand shares of Class R; and (ii) one share of each of Class Treasurer’s Trust and Class 75, each having no par value per share at a price of $1.00 per Share (the “Initial Shares”). RMCI hereby acknowledges receipt of the Initial Shares and the Trust hereby acknowledges receipt from RMCI of $10,002.00 in full payment for the Initial Shares.

2.             RMCI represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

3.             The parties hereby acknowledge that the Initial Shares and any additional shares acquired by RMCI have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of December 22, 2005.

RESERVE MUNICIPAL MONEY-MARKET
TRUST

By:	/s/ Bruce R. Bent II
Name: Bruce R. Bent II
Title: Co-Chief Executive Officer

RESERVE MANAGEMENT COMPANY, INC.

By	/s/ Bruce R. Bent
Name: Bruce R. Bent
Title: Chairman